UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 23, 2012

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-21174 (Commission File Number)	04-2977748 (I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts 01803 (Address of Principal Executive Offices) (Zip Code)

(978) 640-6789 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangements of Certain Officers

On February 23, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Avid Technology, Inc. (“Avid” or the “Company”) approved Avid's 2012 Executive Bonus Plan (the “Executive Bonus Plan”). The Committee will administer and have final authority on all matters relating to the Executive Bonus Plan. All of the Company's executive officers and certain other officers designated by the Committee, with limited exceptions, are eligible to participate in the Executive Bonus Plan.

Under the Executive Bonus Plan, each participant is assigned a bonus percentage of his or her base salary paid in 2012, ranging from 35% to 100% of such participant's base salary. A participant's target bonus amount is equal to the participant's bonus percentage multiplied by the participant's base salary paid to him or her in 2012.

Expected bonus payouts under the Executive Bonus Plan will initially be based 80% on the financial performance of the Company and 20% on each participant's personal performance. The financial metrics for Company performance under the Executive Bonus Plan are Company revenues and Company operating earnings, with both metrics assigned equal weight. Actual performance of Company financial metrics will be determined on a non-GAAP basis consistent with historical Company practice.  Examples of personal performance objectives include achievement of specified levels of Company financial metrics, achievement of company-wide strategic initiatives, key product deliveries and key project deliveries. Each participant's performance relative to his or her personal goals will be determined by the Committee, in its discretion, on a numerical basis. These scores will be used in a weighted average formula to calculate each participant's overall bonus score, which will be multiplied by each participant's target bonus amount to determine his or her expected bonus payout for 2012. The Committee may determine a bonus payout for any participant that is less than or more than the expected amount determined in accordance with the formula in the Executive Bonus Plan; provided, however, a participant's actual bonus payout may not exceed two times his or her target bonus amount (a participant's “Capped Amount”). The Committee may make its bonus amount determinations on a participant by participant basis and need not treat participants uniformly.

The Committee will review the Company's actual performance relative to each of its two financial metrics and assign a score ranging from zero to 2.00. A Company performance score of 1.00 represents target performance level. The Company performance score for each financial metric is then assigned equal weight to determine the overall Company performance score. The overall Company performance score is then multiplied by the target bonus amount for each participant and then these amounts are aggregated to determine the recommended bonus pool. The Committee will determine the sufficiency of the recommended bonus pool in view of each participant's personal performance score and will establish the final bonus pool, provided that the final bonus pool shall not exceed the sum of all participants' Capped Amounts.

Bonuses, if any, will be determined and paid by March 15, 2013. Each participant must be employed by the Company as of December 31, 2012 in order to receive a bonus, if any, under the Executive Bonus Plan unless otherwise provided in such participant's employment agreement, offer letter or other agreement.

If, during 2012, a corporate transaction or event occurs that the Committee determines has or would distort the applicable performance criteria, the Committee may adjust the calculation of the performance goals to the extent necessary to prevent a reduction or enlargement of a participant's actual bonus payout.

Nothing in the Executive Bonus Plan limits the authority of the Board of Directors or the Committee to approve and pay out additional or alternative bonuses to the Company's officers based on performance or provide the Company's officers additional or alternative incentives outside of the terms of the Executive Bonus Plan.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
#10.1	2012 Executive Bonus Plan

# Management contract or compensatory plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: February 28, 2012	By:	/s/ Ken Sexton
Ken Sexton Executive Vice President, Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description
# 10.1	2012 Executive Bonus Plan
_____________________________________________
# Management contract or compensatory plan